Exhibit 10.1

EQUITY RESIDENTIAL
2018 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

This 2018 Long-Term Incentive Plan Award Agreement (the “Award Agreement”) is made as of January 1, 2018 between Equity Residential (the “Company”) and _______________ (the “Grantee”).

RECITALS

A.The Company, acting pursuant to authorization from its Board of Trustees and its Compensation Committee (the “Compensation Committee”), hereby grants the Grantee a Long-Term Incentive Plan Award (“Award”) as of the date hereof and as more fully set forth on Schedule A.

B.The Grantee can be issued, or retain, as the case may be, from 0% to 200% of the target number of Restricted Shares and/or Restricted Units that comprise the Award based on the Company’s absolute and relative Total Shareholder Return (“TSR”) and achievement of Normalized Funds From Operations (“NFFO”) relative to a target, as further described herein for the period beginning January 1, 2018 and ending December 31, 2020 (the “Performance Period”).

C.Restricted Shares are unvested common shares of beneficial interest of the Company.  Restricted Units are a special class of interest in ERP Operating Limited Partnership (“ERP”), the Company’s operating partnership.  Both Restricted Shares and Restricted Units are subject to vesting and other tax considerations.  Each Restricted Unit is convertible, under certain conditions, into one OP Unit, which is a class of partnership interest in ERP that can be exchanged for an EQR common share.   Any Restricted Units issued under the Award will be known as the Series 2018A Restricted Units and are issued subject to the terms and conditions contained in the Certificate of Designation of Series 2018A Restricted Units of ERP Operating Limited Partnership dated of even date herewith.

D.The Award, issued pursuant to the Company’s 2018 Long-Term Incentive Plan (“LTI Plan”) and its 2011 Share Incentive Plan (“2011 Share Plan”), references a target number of Restricted Shares and/or Restricted Units.  The Grantee previously made an election to have the Award settled after the end of the Performance Period in the form of either Restricted Shares and/or Restricted Units. To the extent that the Grantee elected to receive Restricted Units, the Restricted Units are being issued as of the date hereof at the maximum 200% of the target amount, but the ultimate number of Restricted Units to be retained by Grantee is subject to final determination at the end of the Performance Period as provided in Section 1(f) hereof.  To the extent that the Grantee elected to receive Restricted Shares, such shares are not being issued as of the date hereof, but the Award will be settled after the end of the Performance Period in the form of Restricted Shares.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.	Performance Metrics

The following “Performance Metrics” will determine the actual number of Restricted Shares and/or Restricted Units the Grantee may earn pursuant to the Award at the end of the Performance Period:

a.Company TSR relative to Apartment Index Weighted Average TSR:   A percentage of 35% of the target Award will be earned based on the relative performance of the Company’s TSR to the weighted average of the TSR of the member companies comprising the FTSE NAREIT Equity Apartments Index, as adjusted to exclude the Company from the index, (the “Apartment Index”) for the Performance Period as follows:

Company TSR Performance relative to Apartment Index Weighted Average TSR	Percentage of 35% Earned
more than 400 basis points below average	0%
400 basis points below average (“threshold”)	50%
Equal to the average (“target”)	100%
400 basis points or more above average (“maximum”)	200%

b.Company TSR relative to Equity Index Weighted Average TSR:   A percentage of 22.5% of the target Award will be earned based on the relative performance of the Company’s TSR to the weighted average of the TSR of the member companies comprising the FTSE NAREIT Equity REIT Index, including the Company (the “Equity Index”) for the Performance Period as follows:

Company TSR Performance relative to Equity Index Weighted Average TSR	Percentage of 22.5% Earned
more than 400 basis points below average	0%
400 basis points below average (“threshold”)	50%
Equal to the average (“target”)	100%
400 basis points or more above average (“maximum”)	200%

c.Absolute Company TSR:  A percentage of 22.5% of the target Award will be earned based on comparing the Company’s TSR over the Performance Period to absolute targets as follows:

Absolute Company TSR	Percentage of 22.5% Earned
< 4%	0%
4% (“threshold”)	50%
8% (“target”)	100%
12% or > (“maximum”)	200%

d.NFFO relative to a target established for each calendar year:  A percentage of 20% of the target Award will be earned based on the Company’s achievement of NFFO relative to a target established by the Compensation Committee for each year of the three-year period.

No later than March 31 of each calendar year, the Compensation Committee shall establish the threshold, target and maximum NFFO performance level metrics for such calendar year. In no event will target be less than the midpoint of the Company’s range of NFFO expectations for the year except as provided in Section 2(c). The achievement of this metric shall be determined on an annual basis and the average of the three years shall be used in the final determination of the Award.

To the extent the Company is using a NFFO performance metric with threshold (50%) and maximum (200%) limits in its Annual Incentive Plan Corporate Goals for any calendar year, it shall use the same threshold and maximum metrics in the NFFO metric hereunder.

The following is an example of a sample NFFO performance metric:

NFFO relative to Company’s target NFFO expectations	Percentage of 20% Earned
Less than threshold	0%
$XXXX (“threshold”)	50%
$XXXX(“target”)	100%
$XXXX (“maximum”)	200%

e.       For results between threshold and target, or between target and maximum, the appropriate percentage of the target Award earned shall be based on interpolation. Performance against each metric is also measured separately of the others.  As an example:

TSR relative to Apartment Index Average TSR (35% of Award)	TSR relative to Equity Index Average TSR (22.5% of Award)	Absolute Company TSR (22.5% of Award)	NFFO relative to guidance midpoint (20% of Award)
Result = 50th percentile 50th = 100% of target Pct of 50% earned = 100% 35% x 100% = 35%	Result = 58th percentile 58th = 127% of target Pct of 25% earned =127% 22.5% x 127% =28.575%	Result = 7.6% TSR 7.6% = 95% of target Pct of 22.5% earned = 95% 22.5% x 95% = 21.375%	Result = target (100%) Pct of 20% earned = 100% 20% x 100% = 20%
Final Calculation of Award = 21.375% + 35% + 28.575% + 20% = 104.95% of Target

f.The Compensation Committee as promptly as practicable (but in no event later than 45 days) following the conclusion of the Performance Period shall (i) determine the performance of the Company’s TSR and NFFO over the Performance Period as compared against the Performance Metrics established for the period; (ii) determine and issue to the Grantee the number of  resulting Restricted Shares in settlement of the Award; (iii) determine the actual number of Restricted Units that are retained by the Grantee; and (iv) make any dividend equivalent payments and cash distributions required pursuant to Section 5(a) and 5(b) hereof.  Any Restricted Units the Grantee was awarded that are in excess of the actual resulting number at the end of the Performance Period, as determined by the Compensation Committee, shall be forfeited and become null and void.  Fractional shares and units will not be issued, with any securities issued as an Award rounded down to the nearest whole amount.

g.To the extent the Company changes or discontinues its use of any of the above Performance Metrics, or if any of such Performance Metrics become inapplicable for its intended purpose, the Compensation Committee retains the discretion to substitute alternate metrics, so long as the substitution is done in an equitable manner.

2.	Definitions of Performance Metrics; Adjustments

a.TSR.   The Company’s TSR represents the compounded annual return of an investment in one common share of Equity Residential over the Performance Period, expressed as a percentage (and sometimes commonly referred to as the “compound annual growth rate”, or “CAGR”), assuming the following:

(i)	Beginning Share Price: average closing price of a common share of Equity Residential over the first 20 trading days of the Performance Period.

(ii)

Ending Share Price:  average closing price of a common share of Equity Residential over the last 20 trading days of the Performance Period, except as set forth in the Change in Control provisions of Section 3.

(iii)	Dividends are reinvested in additional common shares of Equity Residential on the ex-dividend date for such dividend at the closing price of a common share of Equity Residential.

The TSR of each of the member companies comprising the Apartment Index and Equity Index over the Performance Period shall be calculated using the methodologies analogous in all material respects to those used for the calculation of the Company’s TSR as described in Section 2(a) to provide a fair comparison of TSRs, and as is the case with the Company (see Section 2(c)), the Compensation Committee shall make equitable adjustments to the TSR of such member companies to take into account any extraordinary, unusual or non-recurring corporate events as described in Section 13 of the 2011 Share Plan affecting such member companies, such as spin-offs, stock splits, reverse splits, special dividends, recapitalizations, reclassifications and similar events.  The Compensation Committee has discretion in how the required adjustments are determined as long as they are done equitably.

The Company’s TSR will be compared to the Apartment Index using a same store approach (all constituents must be included in the index for all three years), while the comparison to the Equity Index will not use this same store approach.  In comparison to the Apartment Index, the Equity Index is much larger and weighted through daily rebalancing so no further adjustments are necessary for changes in the constituents who comprise the index. Accordingly, for purposes of the Apartment Index, companies that are not public throughout the entire Performance Period will be excluded from the TSR calculations.  In addition, a member company of the Apartment Index will be excluded from the TSR calculations if on the last day of the Performance Period such company is under a definitive agreement to be acquired or merged out of existence during the next 12 months.  Also, any such member company that files for bankruptcy during the Performance Period shall have a minus 100% value assigned to its TSR for purposes of the TSR calculations.

The market capitalization of the companies in the Apartment Index shall be weighted based on the market capitalization weighting method used by FTSE one time at the beginning of the three-year performance period (using the average of the first 20 trading days) to determine each company's weighted share of the final results.  For example, if there are five companies in the index as of the beginning of the three-year performance period with the identical market capitalization, each company's share of the final results shall be 20%.  If one of the companies is excluded from the TSR calculations, as provided above, then each of the remaining company's weighted share shall be 25%.

b.NFFO.   "NFFO" means the Company’s “Normalized Funds from Operations” as defined in the Company’s most recent Form 10-K or 10-Q at any given time, subject to adjustment as described in Section 1(g) herein.

c.Adjustments.   The Compensation Committee shall make equitable adjustments to the Award granted hereunder and/or the Performance Metrics contained herein to take into account any extraordinary, unusual or non-recurring corporate events affecting the Company as described in Section 13 of the 2011 Share Plan (such as spin-offs, stock splits, reverse splits, special dividends, recapitalizations, reclassifications and similar events), so that the total value of the Award shall not be changed by such events.

Furthermore, the Compensation Committee shall make equitable adjustments to the Award granted hereunder and/or the Performance Metrics contained herein to take into account any other significant or unforeseen events which occur (as an example only, such as a purchase or sale of a significant number of assets which would justify a change in the NFFO Performance Metric), so that the total value of the Award shall not be changed by such events.

The Compensation Committee has discretion in how the required adjustments are determined as long as they are done equitably.

3.Change in Control

If a Change in Control occurs at any time prior to the end of the Performance Period, the Award shall fully vest on the date of the Change in Control, and the Award shall be valued as though the Performance Period had ended on the date of the Change in Control, and for purposes of calculating TSR, the Ending Share Price for the Company and the relevant index companies shall be the closing price of each company’s common shares on the date of the Change in Control (as opposed to a trailing average), which together with the NFFO performance metric (as appropriately prorated) shall determine the actual number of Restricted Shares issued and/or Restricted Units retained by the Grantee, which shall be a percentage (from zero to 200%) of the target Award.  Dividend equivalent payments and distributions payable pursuant to Section 5 hereof would be paid based on the actual number of Restricted Shares issued and/or Restricted Units retained.  In the event of any conflict between the terms of this Section 3 and the terms set forth in the 2011 Share Plan and any “change in control” agreement between the Company and the Grantee entered into prior to or as of the date hereof, the terms of this Section 3 shall control, provided however that any Restricted Shares issued, Restricted Units retained, and other payments made pursuant to this Section 3 are expressly subject to “modified cutback” language contained in any “change in control” agreement between the Company and the Grantee.

4.Vesting

a.Employees.  All Restricted Shares and/or Restricted Units that are the result of the settlement of an Award to a grantee who is an employee of the Company or any of its affiliates (an “Employee Grantee”) shall, subject to the proration provisions in Section 4(c) below, fully vest on the issuance date for Restricted Shares and on the date of the determination of the resulting number of retained Restricted Units, as provided in Section 1 hereof, subject to continued employment, and the other vesting provisions described below in Section 4(c)(i), provided that if the vesting date occurs within a trading lockout imposed by the Company, the vesting date for current employees will be automatically extended to the first business day after expiration of the lockout.

b.Chairman of the Board of Trustees.  All Restricted Shares and/or Restricted Units that are the result of the settlement of an Award to a grantee who is the Chairman of the Board of Trustees of the Company (the “Chairman”) at the time of the grant of an Award hereunder shall fully vest on the issuance date for Restricted Shares and on the date of the determination of the resulting number of retained Restricted Units, as provided in Section 1 hereof, subject to continued service as Chairman and the proration provisions in Section 4(c) below.  Notwithstanding the foregoing, any unvested Restricted Shares and/or Restricted Units that comprise an Award to the Chairman shall fully accelerate and vest in advance of the vesting specified above upon the following events: (i) the death of the Chairman; (ii) the Chairman’s voluntary retirement from the Board of Trustees, or the Chairman’s decision not to stand for re-election to the Board of Trustees; (iii) the failure of the Chairman to be re-nominated to the Board of Trustees or named as Chairman of the Board of Trustees; or (iv) the failure of the Chairman to be re-elected to the Board of Trustees if the Chairman is re-nominated to the Board of Trustees.

c.Termination of Employment.    If a “Qualified Termination” of employment (or, in the case of the Chairman, in relation to service on the Board of Trustees) occurs during the first year of the Performance Period, the Grantee’s Award shall be prorated in the proportion that the number of days employed during such year bears to 365 (or 366 if such year is a leap year), as the award represents payment for services to be provided during the first year of the Performance Period. For example, if the Grantee had a Qualified Termination of employment on October 1, 2018, Grantee would have earned 9/12 of the Award, and 3/12 of the Award would be forfeited.  The number of resulting Restricted Shares and/or Restricted Units (based on the pro-rated Award) will continue to be determined at the end of the Performance Period.   All dividend equivalent payments and Partial Distributions described in Section 5 shall be based on the pro-rated Award from and after the date of the Qualified Termination.  Qualified Termination is defined as follows:

(i)   For an Employee Grantee, a Qualified Termination is termination of employment due to:

(a)   Death,

(b)   Disability,

(c)   Retirement at or after age 62, provided that the Employee Grantee’s service at the Company commenced prior to January 1, 2009, or

(d)   Retirement in accordance with the Rule of 70.

Vesting is immediate for a Qualified Termination due to (i) Death or Disability and (ii) retirement at or after age 62, provided the Grantee signs a release in a form that is reasonably satisfactory to the Company releasing the Company from customary claims.

For a Qualified Termination due to a Rule of 70 retirement, vesting continues after retirement, provided the Grantee signs a release in a form that is reasonably satisfactory to the Company releasing the Company from customary claims and also containing non-competition and employee non-solicitation provisions and complies with such non-competition and employee non-solicitation provisions.

(ii)  For the Chairman, a Qualified Termination means the events described above in Section 4 (b)(i)-(iv).

(iii)  If a Grantee’s employment (or service in the case of the Chairman) terminates prior to vesting of the Award for any reason other than pursuant to a Qualified Termination, any unvested Awards shall be forfeited, unless the Compensation Committee determines otherwise.

5.Dividend Equivalent Payments/Cash Distributions

a.With respect to an Award granted to the Grantee which will be settled in the form of Restricted Shares after the end of the Performance Period, the Company shall not pay the Grantee any dividends on such Award.  Once the number of  resulting Restricted Shares has been determined by the Compensation Committee after the end of the Performance Period pursuant to Section 1(f) hereof, the Company shall make a payment  without interest to the Grantee, as required under Section 1,  in an amount equal to the amount of any and all dividends that would have been paid on those Restricted Shares had they been outstanding and entitled to dividends during the period from the grant date of the Award to the date of issuance, except to the extent such dividends have already been taken into account in adjustments made to the target number of Restricted Shares as required by Section 2(c) for purposes of ensuring that the total value of the Award has not changed, and except as set forth in Section 5(c).  This payment will be considered compensation for all purposes, and will be received by the Grantee in its capacity as an employee, or as the Chairman of the Board, and not in such person’s capacity as a shareholder.

b.With respect to any Restricted Units granted to the Grantee, the Company shall cause ERP to pay the Grantee a distribution in the amount of 10 percent of any and all cash distributions (“Partial Distributions”) paid on OP Units during the period from the grant date to the date of final determination of resulting Restricted Units except as set forth in Section 5(c).  Partial Distributions are non-forfeitable when paid, whether or not the underlying Restricted Units are eventually retained pursuant to the terms of this Award Agreement.  Once the number of resulting Restricted Units has been determined by the Compensation Committee at the end of the Performance Period pursuant to Section 1(f) hereof, ERP shall promptly make a payment in cash without interest to the Grantee, as required under Section 1,  in the amount of any and all cash distributions that would have been paid on those resulting Restricted Units had they been outstanding and entitled to full distributions during the period from the grant date of the Award to such determination, less any previously paid Partial Distributions, except to the extent any such distributions have already been taken into account in adjustments made to the target number of Restricted Units as required by Section 2(c) for purposes of ensuring that the total value of the Award has not changed, and except as set forth in Section 5(c).

c.Notwithstanding the foregoing, for purposes of this Award Agreement the Grantee shall not be entitled to any Dividend Equivalent Payments or distributions (including, without limitation, any Partial Distributions) that relate to the dividends and/or distributions declared by the Company on December 19, 2017.

d.It is the intention of this Award Agreement, subject to the discretion of the Compensation Committee to make equitable adjustments, that the Dividend Equivalent Payments and distributions payable to grantees under Section 5 should normally take into account dividends and distributions that have been or would have been typically and customarily paid on issued Restricted Shares and retained Restricted Units had the determination of the number of Restricted Shares issued and Restricted Units retained hereunder been finalized as of close of business on December 31, 2020.

6.Notices

Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to the address as set forth in the Company’s records.  Either party may hereafter designate a different address for notices to be given to it or him or her.

7.Titles

Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the 2011 Share Plan or as the context otherwise reasonably indicates.

8.Amendment

This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

9.Governing Law

The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the aforesaid date.

EQUITY RESIDENTIAL

By:

The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

GRANTEE

SCHEDULE A

Name of Grantee
Target number of Restricted Units

_______

200% of this target number, or _______ Restricted Units, will be issued to the Grantee, subject to the Compensation Committee’s determination of the Company’s performance results for the Performance Period and the determination of the resulting number of retained Restricted Units.

Target number of Restricted Shares	________
Performance Period	January 1, 2018 to December 31, 2020